EXHIBIT 5.1



                      [LETTERHEAD OF COUDERT BROTHERS LLP]



December 12, 2001



FNB Bancorp
975 El Camino Real
South San Francisco, California 94080

         Re:  FNB Bancorp -- Registration Statement on Form S-4

Ladies and Gentlemen:

         With reference to Registration Statement No. 333-______ on Form S-4 filed by FNB Bancorp, a California corporation, with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 2,574,346 shares of FNB Bancorp Common Stock, no par value (the "FNB Shares"), to be issued in connection with the plan of reorganization contemplated by the Agreement and Plan of Reorganization dated as of November 1, 2001 (the "Plan of Reorganization"), between First National Bank of Northern California, a national banking association organized under the laws of the United States, and FNB Bancorp, which Agreement is described therein and filed as an exhibit thereto:

         We are of the opinion that the FNB Shares have been duly authorized and, when issued in accordance with the Plan of Reorganization, will be legally issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the filing of the form of our tax opinion as Exhibit 8.1 to the Registration Statement. Further, we hereby consent to the use of our name under the captions "Legal Matters" and "What are the Income Tax Consequences" in the Registration Statement and in the Proxy Statement/ Prospectus included therein.

                                       Very truly yours,



                                       /s/ COUDERT BROTHERS LLP